Exhibit 99.1

GUITAR CENTER REPORTS 2011 FOURTH QUARTER AND FULL YEAR SALES

Net Sales by Segment — 2011 vs. 2010 (in millions)

	Guitar Center	Direct Response	Music & Arts	Consolidated
DEC 2011	$203.9	$51.4	$19.5	$274.8
DEC 2010	$194.9	$57.1	$18.5	$270.5
% Change	4.6%	-10.0%	5.4%	1.6%

Q4 2011	$455.4	$105.7	$51.5	$612.6
Q4 2010	$428.6	$119.1	$49.8	$597.5
% Change	6.3%	-11.3%	3.4%	2.5%

FYE 2011	$1,529.8	$374.3	$178.5	$2,082.6
FYE 2010	$1,444.8	$390.4	$175.7	$2,010.9
% Change	5.9%	-4.1%	1.6%	3.6%

Consolidated net sales for the quarter ended December 31, 2011 increased 2.5% to $612.6 million from $597.5 million for the same period in 2010.  Guitar Center net sales for the quarter increased 6.3% to $455.4 million from $428.6 million for the same period in 2010.  Comparable Guitar Center sales, including online operations, increased 3.6% for the quarter. Comparable Guitar Center retail store sales increased 2.5% for the quarter.  Direct Response net sales for the quarter decreased 11.3% to $105.7 million from $119.1 million for the same period in 2010.  Music & Arts net sales for the quarter were $51.5 million, compared to $49.8 million for the same period in 2010.

Consolidated net sales for the year ended December 31, 2011 increased 3.6% to $2.083 billion from $2.011 billion for 2010.  Guitar Center net sales for 2011 increased 5.9% to $1.530 billion from $1.445 billion for 2010. Comparable Guitar Center sales, including online operations, increased 4.3% for the full year. Comparable Guitar Center retail store sales increased 3.7% for the full year. Direct Response net sales decreased 4.1% to $374.3 million in 2011 from $390.4 million in 2010.  Music & Arts net sales for 2011 were $178.5 million, compared to $175.7 million in 2010.

As of December 31, 2011, the Company did not have any borrowings on its ABL and had cash and cash equivalents of approximately $106 million.

Our calculation of comparable retail store sales includes sales from stores that have been open for 14 months and does not include the sales of online operations. We do not exclude relocated stores from the calculation of comparable store sales. All references to comparable store sales results in this press release are based on this calculation methodology.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to financial results for the fourth quarter and the full fiscal year ended December 31, 2011.  The financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment.  We cannot assure that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements.